INTELLECTUAL PROPERTY LICENSE AGREEMENT
THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the date of last signature below (the “Effective Date”), by and between Digital Turbine Media, Inc. (f/k/a Appia, Inc.), a Delaware corporation, on behalf of itself and each of its Subsidiaries, if any (“Licensor”), and Sift Media, Inc., a Delaware corporation, on behalf of itself and each of its Subsidiaries, if any (“Sift” or “Licensee”). Sift and Licensor may be referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, a license for business use of certain of Licensor's Intellectual Property as set forth herein.
WHEREAS, in exchange for the license and transfer of rights as set forth herein, and in addition to receiving the license fee herein but in lieu of receiving royalties, Licensor is concurrently being granted shares of Series A Stock as further set forth in that certain Series A Convertible Preferred Stock Purchase Agreement between Licensor, as investor, and Licensee, as issuer, dated as of the Effective Date (the “Stock Purchase Agreement”) (the totality of transactions under this Agreement and the Stock Purchase Agreement collectively referred to herein as the “Transaction”);
WHEREAS, it is the intent of the Parties, for income tax purposes, that the transactions described in the Stock Purchase Agreement qualify as a tax-free exchange under Section 351 of the Code (and corresponding provisions of applicable state income tax laws), and that such transactions be consistently reported by the Parties pursuant to Treasury Regulations Section 1.351-3.
NOW, THEREFORE, in consideration of the obligations, covenants and representations set forth herein, the Stock Purchase Agreement and any related transaction agreements, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions
Unless expressly provided otherwise herein, all capitalized terms not specifically defined in this Agreement shall have the meaning ascribed to them in the Appia Merger Agreement.
1.1    “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.
1.2    “Appia Merger Agreement” means that certain Agreement and Plan of Merger by and among Mandalay Digital Group, Inc., DTM Merger Sub, Inc., Appia, Inc. and Shareholder Representative Services LLC dated November 13, 2014.
1.3    “Assert” means to bring an action of any nature before any legal, judicial, arbitration, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such action in whole or in part.
1.4    “Assets” means, collectively, the Licensed IPR and the Licensed Technology.
1.5    “Change of Control” shall mean with respect to Licensor or its Subsidiaries, as applicable, any of the following events: (a) a person or entity, other than the current holders of capital stock of Licensor or its Subsidiaries, as applicable, acquires, directly or indirectly, capital stock of Licensor or its Subsidiaries, as applicable, representing, in the aggregate, more than fifty percent (50%) of the total outstanding capital stock of Licensor or its Subsidiaries, as applicable; (b) the consummation of the sale or disposition by Licensor or its Subsidiaries, as applicable, of all or substantially all of its (or their) assets to a Person other than the holders of capital stock of Licensor or its Subsidiaries, as applicable; or (c) the consummation of a merger or consolidation of Licensor or its Subsidiaries, as applicable, with any other limited liability company, corporation or other entity, other than a merger or consolidation which would result in the capital stock of Licensor or its Subsidiaries, as applicable, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least a majority of the total voting power represented by the voting securities of the Licensor or its Subsidiaries, as applicable, or such surviving entity or its parent outstanding immediately after such merger or consolidation.
1.6    “Code” means the Internal Revenue Code of 1986, as amended (and/or any corresponding provision of any superseding revenue law).
1.7    “Intellectual Property Rights” means, without limitation or exception, any copyrights, patents, and trade secrets and rights that are analogous to the foregoing anywhere in the world, created or arising under the laws of the United States or any other jurisdiction, and whether registered or unregistered (but which, for purposes of this Agreement, do not include any trademarks).
1.8    “Improvements” has the meaning set forth in Section 2.4 of this Agreement.
1.9    “Investor(s)” means those certain “accredited investors” who will subscribe and hold for investment authorized shares of capital stock of Sift, including, without limitation, Series A Stock pursuant to agreements substantially similar to the Stock Purchase Agreement.
1.10    “Knowledge” or “Knowledge of Licensor” shall mean the actual knowledge of any of Jamie Fellows, Andrew Schleimer, Bill Stone, Jeff Henderson and James Alejandro, in each case following reasonable due inquiry.
1.11    “Liabilities” has the meaning given to such term in the Appia Merger Agreement.
1.12    “Licensed Field” means the programmatic advertising business.
1.13    “Licensed IPR” means those Intellectual Property Rights embodied in, or necessary for the exercise of Licensee’s license under this Agreement of, the Licensed Technology arising under law or equity that as of July 15, 2015 are owned, licensed (with sublicense rights) or otherwise held by or for the Licensor.
1.14    “Licensed Technology” means the Technology embodied in those items set forth in Exhibit A hereto that is owned, licensed or otherwise held by or for Licensor in the form existing as of July 15, 2015. The Licensed Technology includes both the “RTB Technology”, which means the Technology embodied in those items under the heading “RTB Technology” in Exhibit A, and the “Other Appia Technology”, which means the Technology embodied under those items under the heading “Other Appia Technology” in Exhibit A.
1.15    “Material Adverse Effect” shall mean a material adverse effect on the business, assets (including intangible assets), liabilities, financial conditions, property, prospects or results of operations of a Party.
1.16    “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.
1.17    “Series A Stock” means Series A convertible preferred stock issued by Sift in one or more closings to Investor(s) in accordance with applicable federal and state securities laws. The Series A Stock shall have the rights, preferences and privileges set forth in Sift’s Amended and Restated Certificate of Incorporation to be filed as of the Effective Date.
1.18    “Sift Licensed Products” means any current or future product or service that is produced, licensed, delivered or sold by or on behalf of Sift or one of its Subsidiaries or sublicensees.
1.19    “Source Code” shall mean computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments embedded therein. For avoidance of doubt, Source Code excludes any software that is wholly or substantially in binary form and any documentation or other information provided or used with such software.
1.20    “Subsidiary” means, with respect to any Person, (a) any entity as to which more than fifty percent (50%) of the outstanding stock or other ownership interests having ordinary voting rights or power (and excluding stock or other ownership interest having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's direct or indirect Subsidiaries and (b) any partnership, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).
1.21    “Taxes” has the meaning given to such term in the Appia Merger Agreement.
1.22    “Technology” means, in each case to the extent possessed by Licensor in the iteration of the Licensed Technology identified in Exhibit A: (a) works of authorship including any Source Code and object code, whether embodied in software, firmware or otherwise, and all associated technical and user documentation (including without limitation documentation relating to third-party software, services and systems required for use with such Source Code and object code); (b) proprietary and confidential information, trade secrets and know how; (c) all algorithms and data models associated with the foregoing; and (d) any and all instantiations of the foregoing in any form and embodied in any media.
2.    Grant of Rights to Sift
2.1    Intellectual Property License Grant to Sift. Subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and its Subsidiaries, agrees to grant and does hereby grant to Sift and its Subsidiaries a perpetual, irrevocable, non-exclusive (except as set forth in Section 2.5 below), fully transferable, royalty-free, fully paid-up, worldwide license, with the right to sublicense, under the Licensed IPR (including, without limitation, any applications, petitions or registrations for such rights under their respective jurisdictions) to perform, use, reproduce, sell (directly and indirectly), display, import, export, market (through multiple tiers), distribute, modify, prepare derivative works of, design, develop, make, have made, test, promote, support, offer for sale, lease, and to otherwise exploit.
2.2    Technology License to Sift. Subject to the terms and conditions of this Agreement and in addition to the rights and licenses granted by Licensor and its Subsidiaries above, Licensor and its Subsidiaries agree to grant and do hereby grant to Sift and Sift's Subsidiaries a non-exclusive (except as set forth in Section 2.5 below), sublicensable, fully transferable, worldwide, royalty-free, perpetual, and irrevocable right and license:
(a)    In and to the RTB Technology, to (i) use, reproduce, display, perform, distribute, modify, prepare derivative works of and otherwise exploit the RTB Technology in conjunction with Sift's and its Subsidiaries’ design, development, manufacture, use, testing, importation, exportation, license, marketing, promotion, offer for sale, lease, sale and/or other disposition of Sift Licensed Products, and to (ii) design, develop, make, have made, use, test, import, export, license, market, promote, support, offer for sale, lease, sell, distribute, modify and/or otherwise dispose of and exploit Sift Licensed Products.
(b)    In and to the Other Appia Technology to (i) use, reproduce, display, perform, distribute, modify, prepare derivative works of and otherwise exploit the Other Appia Technology in conjunction with Sift's and its Subsidiaries’ design, development, manufacture, use, testing, importation, exportation, license, marketing, promotion, offer for sale, lease, sale and/or other disposition of Sift Licensed Products, and to (ii) design, develop, make, have made, use, test, import, export, license, market, promote, support, offer for sale, lease, sell, distribute, modify and/or otherwise dispose of and exploit Sift Licensed Products; in each case solely in connection with the Licensed Field.
2.3    Ownership of Improvements. Any improvements, modifications, enhancements, or derivative works of the Licensed IPR and/or Licensed Technology that is made by or for a Party following the Effective Date (collectively, “Improvements”) shall be owned solely by the creating Party, including all right, title and interest therein, and such Party shall have no obligation to provide or license such Improvements to the other Party hereunder. For the avoidance of doubt, the parties acknowledge and agree that as between the parties, any Improvements made to the Licensed Technology between July 15, 2015 and the Effective Date are owned solely by Licensor and are not subject to this Agreement.
2.4    Covenant Not to Sue Regarding Improvements.
(a)    From and after the Effective Date, subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and its Subsidiaries, agrees that none of them will Assert (whether in law or in equity) any Claim against Sift, its Subsidiaries (but only so long as any such Subsidiary continues to qualify as a Subsidiary), or their direct and indirect suppliers, distributors or customers based on or related to an allegation that any Sift Licensed Product infringes, or otherwise violates any patent embodied in an Improvement owned by Licensor or its Subsidiaries, whether now owned or hereafter acquired by Licensor or its Subsidiaries.
(b)    Subject to Sections 2.5(a), (b), (c) and (d), from and after the Effective Date, subject to the terms and conditions of this Agreement, Licensee, on behalf of itself and its Subsidiaries, agrees that none of them will Assert (whether in law or in equity) any Claim against Licensor, its Subsidiaries (but only so long as any such Subsidiary continues to qualify as a Subsidiary), or their direct and indirect suppliers, distributors or customers based on or related to an allegation that any product or service of Licensor which utilizes the Assets, in whole or in part, infringes, or otherwise violates any patent embodied in an Improvement owned by Licensee or its Subsidiaries, whether now owned or hereafter acquired by Licensee or its Subsidiaries.
2.5    Reserved Rights; Covenants. Sift and/or its Subsidiaries acknowledge and agree that Licensor continues to own all right, title and interest in, and reserves all rights in and to all assets, properties and rights not expressly granted hereunder. For avoidance of doubt, Sift and/or its Subsidiaries agree that Licensor shall continue, notwithstanding the licenses granted to Sift and/or its Subsidiaries herein, and without limitation, to have the right to use and exploit all of the Assets for any business purpose. Notwithstanding the above, Licensor covenants that, Licensor shall not (a) license or otherwise make available (except in connection with a Change of Control per the following subsection (b)) the RTB Technology to third parties on a commercial basis or through an open source or freeware license, dedication to the public domain, or similar means, or (b) assign, sell or transfer the RTB Technology to third parties except in connection with a Change of Control whereby the obligations under this Agreement are expressly assigned and assumed, or (c) license or otherwise make available (except in connection with a Change of Control per the following subsection (d)) the Other Appia Technology to third parties on a commercial basis for use in the Licensed Field, or through an open source or freeware license, dedication to the public domain, or similar means, or (d) assign, sell or transfer the Other Appia Technology to third parties operating a business in the Licensed Field, except in connection with a Change of Control whereby the obligations under this Agreement are expressly assigned and assumed. For purposes of this Section, a third party receiving an assignment, sale or transfer of the Other Appia Technology shall be deemed to not be operating a business in the Licensed Field, if without limitation, (i) such third party has provided a written representation to Licensor in connection with such transaction that neither such third party nor its subsidiaries operate a business in the Licensed Field; (ii) to the actual knowledge of Licensor, such written representation is not false; and (iii) such third party has agreed in writing to the terms of Sections 2.5(c) and 2.5(d). In all cases, Licensor will provide Sift prompt written notice of the name and contact information of any third party to whom it has transferred any Licensed Technology in order for Sift to monitor compliance with this Agreement.
2.6    Tax Treatment of Transaction. The Parties agree that (a) the entering into and granting of licenses under this Agreement shall be treated as a transfer of property in exchange for Licensor’s receipt of the consideration described in Section 3.1 below (and as more particularly set forth in the Stock Purchase Agreement), (b) immediately after the consummation of the Transaction, Licensor and Investor(s) will be in “control” of Sift within the meaning of Section 351(a) of the Code, (c) to the fullest extent available under the Code, Treasury Regulations promulgated under the Code and the corresponding provisions of applicable state income tax laws, the Transaction will not result in the recognition of taxable income to the Parties except with respect to any cash proceeds received by Licensor for which gain shall be recognized for income tax purposes and (d) the Transaction be consistently reported by the Parties and their respective Subsidiaries pursuant to Treasury Regulations Section 1.351-3, including, without limitation, the filing of all tax returns.
2.7    Delivery. Licensor shall deliver a full copy of the Licensed Technology (in Source Code form and, as applicable, executable code format) to Licensee through a secure FTP site or other mutually agreed secure electronic delivery mechanism as follows: (a) for the RTB Technology, on the Effective Date, and (b) for the Other Appia Technology, thirty (30) business days following the Effective Date. Licensee will have fifteen (15) business days after receipt of the delivered Licensed Technology to review and confirm that the Licensed Technology delivery is complete and correct (as of July 15, 2015). Licensor will reasonably cooperate with Licensee to assist Licensee in confirming the accuracy and completeness of the delivery of the Licensed Technology.
2.8    No Support Obligation. Neither Party shall have any obligation under this Agreement to provide any maintenance or support to the other Party regarding the Licensed Technology.
2.9    Campaign Data Access. Licensor and Licensee have entered into a Publishing Agreement dated on or about the date of this Agreement (the “Publishing Agreement”). In addition to the API access to certain campaign data provided in accordance with the Publishing Agreement, Licensor agrees to provide Licensee with further access to such additional campaign data necessary for Licensee’s continued operation of the RTB business, comprised of clicks, installs and impressions. This data will also include user id (e.g., Android ID, advertiser ID, IDFA, or equivalent); provided that: (a) Licensee agrees to use such information in accordance with Licensor’s privacy policy applicable to such data, and (b) if Licensor ceases to provide such user id data for all of its publisher partners due to privacy issues, Licensor may also cease to provide such data to Licensee upon at least 60 days prior written notice. Such further access will be accomplished through Licensor establishing an online location for Licensee to access such data and to update such data during the term of the Publishing Agreement. The Parties will work together in good faith after the Effective Date to define more specifically the details of such additional campaign data, access and refresh. The obligations in this Section 2.9 shall be coterminous with the term of the Publishing Agreement.
3.    Payment
3.1    In consideration of the grant of license and transfer of rights as set forth in this Agreement, Licensee shall pay to Licensor $1,000,000.00, and issue to Licensor or any designee owned by Digital Turbine, Inc. a number of fully paid and nonassessable shares of Series A Stock equal to 9.9% of the fully diluted (after all convertible securities, options, warrants, rights, new equity plans and any share equivalents or phantom stock) capital stock of Sift as of the Effective Date pursuant to the terms of the Stock Purchase Agreement (such percentage measured as of immediately after the closing of the transactions contemplated by the Stock Purchase Agreement and the other agreements substantially similar to the Stock Purchase Agreement being entered on the Effective Date between Sift and other Investors) and otherwise in compliance with the Stock Purchase Agreement. For avoidance of doubt, such shares are not restricted and are not subject to any vesting or forfeiture conditions.
4.    Term and Termination
4.1    The term of this Agreement shall begin on the Effective Date and shall remain in force and effect in perpetuity, or (if applicable) until the last to expire of all of the Licensed IPR.
4.2    Subject to the Limited Termination Right (defined below), the licenses in this Agreement are not subject to termination for any reason. In the event that Licensor believes that Licensee is in breach of this Agreement, Licensor may seek any and all damages or injunctive relief available at law or in equity, but may not terminate or seek to terminate the licenses in this Agreement except for the Limited Termination Right which is not cured within 60 days after written notice thereof by Licensor. The “Limited Termination Right” means (a) Licensee fails to pay the consideration set forth in Section 3.1, and/or (b) Licensee willfully and materially breaches the terms of Sections 2.2 or 2.4.
5.    Representation, Warranty and Warranty Disclaimers
Each Party hereby represents and warrants to the other Party as follows:
5.1    General. Such Party is acting on its own behalf and on behalf of its Subsidiaries and shall cause each of its Subsidiaries to comply with all of such Subsidiary's obligations hereunder, including, without limitation, to grant the rights and licenses granted hereunder by such Subsidiary.
5.2    Authorization. Such Party has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by such Party of this Agreement, and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other proceedings or actions on the part of such Party or such Party’s affiliates are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Party and is, a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.
5.3    Consents and Approvals. (a) No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any person (including under any contract or agreement), and (b) no consent under any contract or agreement from any other Person, is, in each case, required to be made or obtained by such Party or any of such Party’s Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Party (except for any filings required to be made with the SEC in connection with this Agreement and the transactions contemplated hereto), and which in the absence of any of the foregoing would not have a Material Adverse Effect.
Licensor hereby represents and warrants to Licensee as follows:
5.4    Ownership, Validity and Enforceability of Intellectual Property. The Licensed IPR is subsisting and, to the Knowledge of Licensor, valid, enforceable and in full force and effect, and is not subject to any pending or, to the Knowledge of Licensor, threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that challenges the validity, enforceability, registration, ownership or use of the item. Licensor possesses all right, title and interest necessary to grant the licenses to the Licensed IPR and Licensed Technology granted hereunder.
5.5    Protection of Intellectual Property. Licensor is taking and has taken reasonable steps to obtain, maintain, police and protect the Licensed IPR and Licensed Technology and to maintain and protect the confidentiality of any trade secrets embodied in such Licensed IPR. No current or former employees or contractors of Licensor own any of the Licensed IPR or Licensed Technology. To the Knowledge of Licensor, all current and former employees and contractors of the Licensor and all other Persons that the Licensor engaged to participate in the creation or development of any Licensed IPR or Licensed Technology have executed valid and enforceable agreements in which they have assigned or otherwise vested all of their rights in and to such Licensed IPR and Licensed Technology to the Licensor and have agreed to maintain the confidentiality of such Licensed IPR and Licensed Technology. Licensor is not, and to the Knowledge of Licensor no other party to any such agreement is, in material breach thereof. To the Knowledge of Licensor, no current or former employees or contractors of Licensor own any Intellectual Property Rights incorporated in the Licensed IPR or Licensed Technology. It is not necessary to utilize any Intellectual Property Rights of any current or former employee or contractor of Licensor developed, invented or made prior to such employee’s or contractor’s employment or retention by Licensor, except for any such Intellectual Property Rights that have previously been assigned to Licensor. No Person has asserted, and to the Knowledge of Licensor, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to the Licensed IPR or Licensed Technology.
5.6    No Infringement. Licensor has not and does not, and the Licensed IPR and Licensed Technology have not and do not infringe, dilute, conflict with, misappropriate, or otherwise violate any rights of any Person in or to any Intellectual Property Rights. Except as set forth in Schedule 3.18(e) of the Disclosure Schedules to the Appia Merger Agreement, Licensor has not received notice from any Person claiming that the Licensed IPR or Licensed Technology infringes, dilutes, conflicts with, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property, violates any rights to privacy or publicity, or constitutes unfair competition or trade practices under the laws of any jurisdiction, including any claim that Licensor must license or refrain from using any Intellectual Property rights of any Person and no Person has, any right to make such a claim.
5.7    No Third Party Infringers. Licensor has taken reasonable steps to protect the Licensed IPR and Licensed Technology from infringement by any other Person. To the Knowledge of Licensor, there has been no unauthorized use, unauthorized disclosure, infringement, dilution, violation or misappropriation by any Person of any Licensed IPR or Licensed Technology. No other Person has notified Licensor in writing that such Person is claiming any ownership or right to use any of the Licensed IPR or Licensed Technology that would interfere with the rights granted to Licensee hereunder.
5.8    No Order. There are no forbearances to sue, consents, settlement agreements, judgments or orders entered into in connection with or in settlement of litigation or similar litigation-related, inter-party or adversarial-related, or government-imposed obligations to which Licensor is a party or is otherwise bound that (i) restrict the rights of Licensor to license or enforce any Licensed IPR or Licensed Technology; or (ii) grant any third party any right with respect to any Licensed IPR or Licensed Technology that is owned by Licensor or exclusively licensed to Licensor.
5.9    Information Technology Systems. All Licensed Technology (and all parts thereof), are free of (i) any critical defects, including, without limitation, any critical error or critical omission in the processing of any transactions and (ii) disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or hardware components that would permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Licensed Technology (or any parts thereof) or data or other Software of users (“Contaminants”). Licensor takes and has taken reasonable steps and implements and has implemented reasonable procedures, intended to ensure that the Licensed Technology are free from Contaminants. To the Knowledge of Licensor, there have been no unauthorized intrusions or breaches of the security of the Licensed Technology. Licensor has implemented security patches or upgrades that are generally available for the Licensed Technology where such patches or upgrades are reasonably required to maintain their security. To the extent that the Licensed Technology receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data (“Cardholder Data”), Licensor represents and warrants that information security procedures, processes and systems have at all times met or exceeded all applicable information security laws, legal or contractual standards, rules and requirements related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable governmental regulatory agencies, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard). To the Knowledge of Licensor, Licensor has not experienced any material accidental loss, alteration, unauthorized disclosure or destruction of, misuse of, unauthorized third party access to, or damage to, data held or processed by the Licensed Technology, including Personal Information and Cardholder Data and the Licensed Technology has not otherwise materially malfunctioned or failed. As used in this Section 5.9, “reasonable” shall mean reasonable for an established web based company whose principal business is conducted through the internet.
5.10    Open Source. Except as set forth on Schedule 3.18(l) of the Disclosure Schedules of the Appia Merger Agreement, no open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or GNU lesser general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any Licensed Technology. No Open Source listed in Schedule 3.18(l) of the Disclosure Schedules of the Appia Merger Agreement has been modified or distributed by or on behalf of Licensor in such a manner as would require Licensor to publicly make available any Source Code for Licensed Technology.
5.11    Source Code. To the Knowledge of Licensor, Licensor has not disclosed any Source Code for the Licensed Technology to any Person other than to employees and contractors performing services on Licensor’s behalf who have executed confidentiality agreements. Except as set forth in Schedule 3.18.(m) of the Disclosure Schedules of the Appia Merger Agreement, Licensor has not entered into any contracts with any Person requiring, upon the absence or occurrence of an event or default, the disclosure of any Source Code for the Licensed Technology. The execution of this Agreement will not result in the disclosure to a third Person of any Source Code for the Licensed Technology (including, without limitation, any release from escrow of any such Source Code for the Licensed Technology) or the grant of incremental rights to a Person with regard to such Source Code for the Licensed Technology. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Licensor, or any Person acting on behalf of Licensor to any Person of any Source Code for the Licensed Technology and no portion of such Source Code for the Licensed Technology has been disclosed, delivered or licensed to a third Person. As used in this paragraph, an “incremental” right refers to a right in excess of the rights that would have been required to be offered or granted had the parties not entered into this Agreement or consummated the transactions contemplated hereby.
5.12    Duration of all Warranties; Limitation of Remedies. Licensee acknowledges and agrees that (a) all warranties set forth in this Section 5 shall expire on the date that is thirty (30) months following the Closing Date, except that with respect to any such warranty that relates to the same subject matter referred to in Section 7.2(a)(ix) (and related schedule) of the Appia Merger Agreement (the “Special Matter”), such warranty shall, with respect to any Special Matter, expire on the earlier of (i) the full settlement and release of claims related to the Special Matter, (ii) the third anniversary of the Closing Date, provided, however, that if Licensee submits a Claim Notice with respect to the Special Matter as a result of a Third Party Claim that is made prior to the third anniversary of the Closing Date, then Licensor will be continue to be responsible for any Damages of Licensee Indemnitees incurred in connection with, arising out of, resulting from or incident to the indemnification claims set forth in such Claim Notice irrespective of whether such Damages are incurred prior to, on or after the third anniversary of the Closing Date, or (iii) the date that Licensee either commences any litigation against the third party named in Section 7.2(a)(ix) (and related schedule) of the Appia Merger Agreement (the “Special Party”) or its affiliates and assigns (other than a counterclaim) or takes any unreasonably provocative actions that would reasonably be expected to result in the Special Party or its affiliates or assigns commencing legal action against Licensee; and (b) Licensee’s sole remedy, and Licensor’s sole obligation, relating to any breach of the warranties set forth in this Section 5, shall be limited solely to the indemnification provisions of Section 6. The expiration of the warranties provided herein shall not affect the rights of a Licensee Indemnitee in respect of any Claim made by Licensor that is submitted prior to the expiration of the applicable survival period provided herein, with respect to the matters described in the Claim Notice for such Claim.
5.13    EACH PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5, ALL PATENTS AND OTHER RIGHTS LICENSED HEREUNDER ARE LICENSED WITHOUT ANY WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.
6.    Indemnification; Limitations of Liability
6.1    Licensor’s Agreement to Indemnify. Licensor shall indemnify, save and hold harmless Licensee and Licensee’s employees, officers, directors, attorneys, accountants, representatives and agents (“Licensee Indemnitees”) from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, expenses (whether or not arising out of third-party claims), reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to any breach of any representation or warranty or the inaccuracy of any representation made by Licensor in or pursuant to Section 5 of this Agreement (in each case without giving effect to materiality qualifications with respect to the calculation of Damages incurred by a Licensee Indemnitee). For the avoidance of doubt, the Investor(s) shall not be considered Licensee Indemnitees for purposes of this Section 6. Licensor and Licensee shall cooperate with each other and their attorneys in the investigation, trial and defense of any lawsuit or action arising from third party claims and any appeal arising therefrom; provided, however, that Licensee may, at its own cost, participate in (but not control) the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.
6.2    Procedure for Indemnification; Defense of Third-Party Claims.
(a)    If an indemnification claim for Damages pursuant to this Section 6 (a “Claim”) is to be made by a Licensee Indemnitee hereunder for any matter not involving a third party claim, such claim shall be asserted by such Licensee Indemnitee by delivery of a written notice describing the claim with reasonable specificity, a good faith estimate of the amount thereof (if known) and the basis thereof (a “Claim Notice”) to Licensor as soon as reasonably practicable after the Licensee Indemnitee becomes aware of any fact, condition or event which is reasonably likely to give rise to Damages for which indemnification may be sought under this Section 6, provided, that the failure of a Licensee Indemnitee to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Licensor demonstrates actual damage caused by such failure. Following the delivery of a Claim Notice, Licensor shall be given access (including electronic access, to the extent available) at reasonable times as they may reasonably require to the books and records of Licensee and access to such personnel or representatives of Licensee, including, but not limited to, the individuals responsible for the matters that are subject of the Claim Notice, at reasonable times as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice; provided that the Licensee Indemnitee shall be entitled to withhold information from Licensor if its provision to Licensor would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to Licensor in a manner which would not result in such a waiver.
(b)    If a Claim is to be made by a Licensee Indemnitee as a result of a third-party claim (a “Third Party Claim”), the Licensee Indemnitee shall, subject to this Section 6, give a Claim Notice to Licensor with respect to such Claim as soon as practicable after the Licensee Indemnitee becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 6, provided, that the failure of a Licensee Indemnitee to give prompt notice hereunder shall not affect the rights to indemnification hereunder, except to the extent that Licensor demonstrates actual damage caused by such failure. If any lawsuit or enforcement action is filed by a third party against a Licensee Indemnitee, written notice thereof shall be given to Licensor as promptly as practicable, provided that the failure of Licensee to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Licensor demonstrates actual damage caused by such failure. The Licensee Indemnitee shall be entitled, if it so elects at the cost and expense of the Licensee Indemnitee, to participate in the defense of such claim and consult with Licensor in any defense of such claim and Licensor shall consider in good faith any reasonable comments or recommendations of the Licensee Indemnitee with respect to the defense of such claim, it being understood that Licensor shall have the sole right to control such defense (including the right to settle any such claim); provided, further, that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that the Licensee Indemnitee shall be entitled to withhold information from Licensor if its provision to Licensor would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to Licensor in a manner which would not result in such a waiver.
(c)    After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which Licensee shall be entitled under this Section 6 shall be determined: (a) by the written agreement between Licensor and the Licensee Indemnitee; (b) by a decision of the Arbitrator as contemplated by Section 8.7; or (c) by any other means to which Licensor and the Licensee Indemnitee shall agree. Within thirty (30) days after delivery of a Claim Notice, Licensor shall deliver to Licensee a written response. If any dispute with respect to the matters set forth in the Claim Notice is not resolved within thirty (30) days following the delivery by Licensor of such response, Licensor and the Licensee Indemnitee shall each have the right to submit such dispute to dispute resolution in accordance with the provisions of Section 8.7.
(d)    If it shall be determined upon resolution of a Claim as provided herein that a Licensee Indemnitee is entitled to indemnification hereunder, Licensor may satisfy its indemnification obligations hereunder (the “Indemnity Amount”) by, at Licensor’s sole election, either (1) delivering to the Licensee Indemnitee a number of shares of Common Stock of Digital Turbine, Inc. having a market value equal to the dollar amount of the Indemnity Amount (which shares shall be valued for this purpose using the same methodology as set forth in Section 7.3(a) of the Appia Merger Agreement, applied to the shares of Digital Turbine, Inc. (collectively, the “DT Shares”) or (2) paying to Licensee such Indemnity Amount by check or by wire transfer of immediately available funds. DT Shares shall be issued in a private placement, without registration rights, subject to any restrictions required by applicable law. Licensor may require customary accredited investor and private placement representations in connection with any such issuance. Licensor shall, in addition to the Indemnity Amount, pay all reasonable costs, fees and expenses associated with the issuance of DT Shares hereunder including, without limitation, all reasonable attorneys’ fees and filing fees associated with the preparation of any private placement memorandum or other document required in connection with obtaining valid exemptions from the registration and qualification provisions of applicable federal and state securities laws.
6.3    Provisions Relating to Damages.
(a)    The term “Damages” as used in this Section 6 is not limited to matters asserted by third parties against a Licensee Indemnitee, but includes Damages incurred or sustained by a Licensee Indemnitee in the absence of third-party claims. Payments by a Party of amounts for which such Party is indemnified hereunder shall not be a condition precedent to recovery.
(b)    Notwithstanding the foregoing, the term “Damages” as used in this Section 6 (1) shall be calculated net of any insurance proceeds actually received by a Licensee Indemnitee with respect to the applicable Claim (but Damages shall include a reasonable estimate of Damages resulting from increased future premiums (if any) resulting from such Claim) and (2) the fees and expenses of only one firm of attorneys (and, where applicable, separate local counsel in the relevant jurisdictions) representing the indemnified parties shall be included in Damages unless said firm of attorneys determines that a conflict of interest would make joint representation of all indemnified parties inadvisable.
(c)    The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after execution of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.
(d)    Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be liable for, and Damages shall not include, any punitive damages (except for punitive damages that are the subject of third party claims) and no “multiple of profits” or “multiple of cash flow” or similar valuation methodologies based on multiples shall be used in calculating the amount of any Damages. For the avoidance of doubt, any recovery of consequential damages by a Party hereunder will be limited to consequential damages that a Party would have the right to recover under applicable general principles of contract law under the circumstances (e.g. reasonably foreseeable damages); provided that nothing in this sentence will limit the ability of a Licensee Indemnitee to recover any consequential damages that are the subject of a third party claim.
6.4    Limitations on Indemnity; Limitations of Liability. Notwithstanding anything to the contrary in this Agreement:
(a)    Licensor shall not be liable under this Section 6 for any Damages until the aggregate amount otherwise due to Licensee, exceeds an accumulated total of nine-tenths of one percent (0.90%) of the Cap (the “Basket”). Once the aggregate amount of Damages exceeds the Basket, then Licensee shall have the right to recover all Damages from and including the first dollar of damages without regard to the Basket, subject to the other limitations set forth in this Section 6.
(b)    The Parties agree and acknowledge that in no event shall the aggregate liability of Licensor in connection with indemnification claims pursuant to this Section 6 exceed [$3,190,000] (the “Cap”). Notwithstanding the foregoing, the Parties agree and acknowledge that in no event shall Licensor have any liability in connection with indemnification claims pursuant to this Section 6 after the expiration of the warranties as set forth in Section 5 (except to the extent expressly set forth in Section 5).
7.    Confidential Information
7.1    “Confidential Information” means: (a) the Licensed Technology; (b) any non-public information of a Party, including, without limitation, any information relating to a Party’s technology, techniques, know-how, research, engineering, designs, finances, accounts, procurement requirements, manufacturing, customer lists, business forecasts and marketing plans; (c) any other information of a Party that is disclosed in writing and is conspicuously designated as “Confidential” at the time of disclosure or that is disclosed orally, and would be understood to be confidential from the context and nature of the information; and (d) the specific terms set forth in this Agreement. The obligations in this Section 7 will not apply to the extent that any Confidential Information: (i) is or becomes generally known to the public through no fault of or breach of this Agreement by the receiving Party; (ii) was rightfully in the receiving Party’s possession at the time of disclosure, without an obligation of confidentiality; (iii) is independently developed by the receiving Party without use of the disclosing Party’s Confidential Information; or (iv) is rightfully obtained by the receiving Party from a third party without restriction on use or disclosure.
7.2    Except as necessary for the performance of this Agreement or in connection with the exercise of its license rights hereunder, each Party will not use the other Party’s Confidential Information and will not disclose such Confidential Information to any third party, except to those of its employees and subcontractors that need to know such Confidential Information for the performance of this Agreement, provided that each such employee and subcontractor is subject to a written agreement that includes binding use and disclosure restrictions that are at least as protective as those set forth herein, and except in connection with the exercise of its license rights hereunder. Each Party will use all reasonable efforts to maintain the confidentiality of the other Party’s Confidential Information in its possession or control, but in no event less than the efforts that it ordinarily uses with respect to its own confidential information of similar nature and importance. The foregoing obligations will not restrict either Party from disclosing Confidential Information: (a) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the Party required to make such a disclosure gives reasonable notice to the other Party to enable it to contest such order or requirement; (b) on a confidential basis to its legal or professional financial advisors; (c) as required under applicable securities regulations; or (d) on a confidential basis to present or future providers of venture capital and/or potential private investors in or acquirers of such Party.
7.3    It is understood and agreed that Licensor and Digital Turbine, Inc. may cause this entire Agreement to be filed publicly with the SEC if they determine that they are required by law or regulation to do so.
8.    Miscellaneous
8.1    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) three (3) Business Days following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):
If to Sift, to:
Sift Media, Inc.
621 Sugarberry Road
Chapel Hill, NC 27514
Attn: Jud Bowman
E-mail: jud@sift.co

With a copy to:
Morningstar Law Group
630 Davis Dr., Suite 200
Morrisville, NC 27560
Attn: Kip Johnson
Telephone: 919-590-0380
E-mail: kjohnson@morningstarlawgroup.com

if to Licensor, to:
Digital Turbine Media, Inc.
1300 Guadelupe
Austin, TX 78701
Attn: Bill Stone
Telephone: (512) 365-9991
E-mail: Bill@digitalturbine.com
With a copy to:
Manatt, Phelps & Phillips, LLP
11355 W. Olympic Blvd.
Los Angeles, CA 90064
Attn: Ben D. Orlanski, Esq.
Telephone: (310) 312-4124
E-mail: Borlanski@manatt.com
8.2    Waiver. Failure of either Party to enforce any term of this Agreement will not be deemed or considered a waiver of future enforcement of that or any other term in this Agreement. Any waiver must be in written form and executed by both Parties.
8.3    Amendment. This Agreement may be amended or modified only in a writing executed by each of the Parties hereto.
8.4    Successors and Assigns. Neither Party may assign or transfer this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party, except that no consent will be required for an assignment in connection with a merger, acquisition, corporate reorganization, or sale of all, or substantially all, of a Party’s assets. Any attempted assignment in violation of this Section will be null and void and of no force or effect. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party's permitted successors and assigns.
8.5    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
8.6    Governing Law; Jurisdiction and Injunctive Relief. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any laws other than the laws of the State of Delaware. Subject to Section 8.7 hereof and the right of each party to seek injunctive relief in any court having jurisdiction, each Party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in this Section 8.6 hereof. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law.
8.7    Arbitration. It is understood and agreed between the parties hereto that if the transactions contemplated by this Agreement are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (a) this Agreement, or (b) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:
(a)    Any Party may send another Party written notice identifying the matter in dispute and invoking the procedures of this Section 8.7 (the “Dispute Notice”). Within thirty (30) days from delivery of the Dispute Notice, each Party involved in the dispute shall meet at New York, New York, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.
(b)    If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of thirty (30) days from any such initial meeting or within sixty (60) days from the delivery of the Dispute Notice, any such Party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in New York, New York for the appointment of a single Arbitrator to resolve the dispute by arbitration. At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within thirty (30) days of such request to discuss the dispute and the qualifications and experience which each Party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. The Arbitrator shall be a disinterested party.
(c)    Within sixty (60) days of the selection of the Arbitrator, the parties involved in the dispute shall meet in New York, New York with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute. Each Party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive days, and the decision of the Arbitrator shall be made in writing no more than thirty (30) days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing Party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such Party’s own legal fees and expenses in connection with such proceeding. The non-prevailing Party (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.
8.8    Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
8.9    Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret any of the terms of this Agreement, the prevailing Party will be entitled to recover in such action its reasonable attorneys' and accountants' fees, costs and necessary disbursements, in addition to any other relief to which it may be entitled.
8.10    Subsidiaries. Each Party shall ensure that each of its Subsidiaries shall comply with all of the terms and conditions of this Agreement, and each Party agrees to be jointly and severally liable for any act or omission of any of its Subsidiaries, which, if such act or omission were performed or committed by such Party, would be a breach by such Party of any provision of this Agreement.
8.11    Bankruptcy. Each Party acknowledges that all licenses and other rights granted by it under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “Intellectual Property” as defined under Section 101 of the Bankruptcy Code. Each Party acknowledges that if a Party, as a debtor, rejects this Agreement, the other Party may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Each Party irrevocably waives all arguments and defenses under 11 U.S.C. 365(c)(1) or successor provisions thereof to the effect that applicable law excuses such Party, other than the debtor, from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreement by the other Party in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.
8.12    Press Releases. Any press releases or other public statements regarding the subject matter of this Agreement shall be jointly prepared by the Parties and subject to the Parties’ mutual approval for release.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
LICENSEE:
Sift Media, Inc.,
a Delaware corporation

By:        /s/ Jud Bowman
Name: Jud Bowman
Title: CEO
Date: 12/28/15

LICENSOR:
Digital Turbine Media, Inc.,
a Delaware corporation

By:        /s/ William G. Stone III
Name: William G. Stone III
Title: CEO
Date: 12/28/15